Exhibit 10.28

EXECUTION VERSION

LOAN AND SHARE ISSUANCE AGREEMENT

THIS LOAN AND SHARE ISSUANCE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into to be effective as of November 27, 2024 between GreenRock Corp, a Cayman Islands exempted company (the “Borrower”), ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), and RLH SPAC Fund, LP, a Delaware limited partnership (the “Agent”), as agent for the lenders making the loans referenced hereunder (each a “Lender”). Each of the Borrower, Pubco and Agent are sometimes referred to herein collectively as the “Parties.”

WHEREAS, the Lenders are making loans (each a “Loan” and collectively, the “Loans”) to the Borrower in the stated aggregate principal amount of $500,000 in accordance with the terms of this Agreement;

WHEREAS, the applicable Lenders will make the Loans, and subsequently, through the transactions contemplated herein and in the Merger Agreement, receive shares in Pubco, which will be Nasdaq listed pursuant to the transactions contemplated in the Merger Agreement, on the terms set forth herein; and

WHEREAS, the Borrower and the Agent desire to enter into this Agreement to evidence the terms and conditions of the Loans.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to be bound as follows.

I. Definitions and Interpretations

A. Definitions.

For purposes of this Agreement, unless otherwise indicated or defined herein, capitalized terms shall be defined as follows:

“Agent” means the entity set forth in the introduction to this Agreement and its successors and permitted registered assigns as provided in Article V of this Agreement.

“Agreement” is defined in the introduction to this Agreement.

“Borrower” means the entity set forth in the introduction to this Agreement and its successors and permitted assigns as provided in Article V of this Agreement.

“Borrower Power” means, with respect to any applicable action, event or circumstance of any Subsidiary of the Borrower, such action, event or circumstance that is within the actual power and authority of the Borrower (acting directly or indirectly, including through its other Subsidiaries) to cause such Subsidiary to take or do such action, event or circumstance, as applicable, or to prevent such Subsidiary from taking, doing or allowing to exist such action, event or circumstance, as applicable, subject to any fiduciary or similar duties, in each case as reasonably determined by the Borrower in good faith.

“Borrower Shares” means ordinary shares, par value $0.00005 per share, of Borrower.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed or are in fact closed.

“Change of Control” means (a) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership of more than 50% (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Borrower; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Borrower or any Subsidiary of the Borrower of all or substantially all the assets of the Borrower and its Subsidiaries taken as a whole, or, if substantially all of the assets of the Borrower and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Borrower, except where such sale, lease, transfer or other disposition is to the Borrower or one or more wholly owned Subsidiaries of the Borrower.

“Closing” is defined in Article II, Section B.

“deSPAC Closing” means the consummation of the deSPAC Transaction.

“deSPAC Transaction” means the Transactions, as such term is defined in the Merger Agreement.

“Drawdown” is defined in Article II, Section C.

“Drawdown Amount” is defined in Article II, Section C.

“Event of Default” has the meaning assigned to such term in Article IV of this Agreement.

“Freely Tradable” means capable of being sold by a Lender into the open market, without restriction, pursuant to an effective registration statement or an applicable exemption under U.S. securities laws.

“Governmental Authority” means any federal, state, provincial, local, or foreign government, court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) and (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument.

“IPO” means the closing of the Borrower’s first firm commitment underwritten initial public offering of equity securities pursuant to a registration statement filed with the SEC under the Securities Act.

“Lender” is defined in the introduction to this Agreement.

“Lender Maximum Principal Amount” means with regard to any particular Loan, the maximum principal amount set forth for such Lender on Schedule A to the Note.

“Lien” means any mortgage, pledge, lien, claim, easement, right of way, community property interest, license, encumbrance, equitable interest, restriction, preemptive or purchase right, option, right of first refusal, obligation, charge or other security interest of any kind, including any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any similar law and including any lien or charge arising by law, or any other restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any contracts to create any of the same.

“Loan” is defined in the introduction to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Share Charge and each document executed by the Borrower and delivered to the Agent or any Lender under the requirements of any of the foregoing.

“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Loan Document to which it is a party.

“Maximum Principal Amount” means $500,000.

“Merger Agreement” means the Agreement and Plan of Merger, by and among ClimateRock, Pubco, the Borrower and the other parties thereto, dated as of December 30, 2023, as amended on November 6, 2024 and from time to time.

“Merger Agreement Termination” is defined in Article III, Section B.

“Note” means the promissory note evidencing the Loans made in accordance with Article II, Section A, substantially in the form of Exhibit A hereto.

“Notice of Default” is defined in Article VI, Section A.

“Outstanding Principal Amount” is defined in Article II, Section A.

“Parties” is defined in the introduction to this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or government or any agency or political subdivision thereof.

“Pro Rata Share” means, with respect to a given Lender, the applicable Lender Maximum Principal Amount, divided by $500,000.

“Pubco” means the entity set forth in the introduction to this Agreement and its successors and permitted assigns as provided in Article VII of this Agreement.

“Pubco Conversion Shares” is defined in Article III, Section A.

“Pubco Shares” means ordinary shares, par value $0.0001 per share, of Pubco.

“Pubco Share Amount” means the combined total amount of the following:

a)	forty percent (40%) of the number that in Dollars represents the Initial Repayment that is repaid by the Borrower to the Lenders pursuant to Section II.D(a) hereof; and

b)	seventy percent (70%) of the number that in Dollars represents the Second Payment Outstanding Principal Amount that is repaid by the Borrower to the Lenders pursuant to Section II.D(b) hereof (whether such sum is actually repaid or not).

For the sake of clarity, Exhibit B hereto contains an illustration of the calculation of the Pubco Share Amount based upon certain repayment amounts.

“Registration Statement” means the Registration Statement on Form F-4 filed by Pubco with the SEC in connection with the deSPAC Transaction.

“Related Party” means, in respect of the Borrower, any Subsidiary of the Borrower and any Person who, directly or indirectly, beneficially owns 10% or more of the outstanding equity securities of the Borrower.

“SEC” is defined in Article III, Section A(2).

“Second Payment Outstanding Principal Amount” means the amount equal to the difference between (i) the Maximum Principal Amount, minus (ii) the amount of the Initial Repayment.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Charge” means the charge over all Ordinary shares of U.S.$0.00005 that Greenrock Continuity II now owns, and acquires in the future, in the Borrower, dated 31 October 2024 in favor of the Agent as amended on or around the date hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding stock or comparable equity interest having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, stock or comparable equity interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Termination Date” means the date of any termination of the Merger Agreement, in accordance with its terms, prior to the deSPAC Closing.

“Termination Fee” means, in respect of each Loan, 25% of the applicable Lender Maximum Principal Amount of that Loan.

“Termination Issuance” is defined in Article III, Section B. “Triggering Event” means a Change of Control or an IPO.

B. Interpretations.

In and for the purposes of this Agreement:

1. “this Agreement” means this Agreement as the same may from time to time be restated, modified, supplemented, or amended and in effect;

2. the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision;

3. the headings in this Agreement are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof;

4. the singular of any term includes the plural, and vice versa;

5. the use of any term is generally applicable to any gender, and where applicable, an entity;

6. the word “or” is not exclusive, and the word “including” is not limiting (regardless of whether non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto);

7. except as otherwise expressly provided herein, where the time for doing an act falls or expires on a day which is not a Business Day, the time for doing such act is extended to the next Business Day; and

8. all references to “USD”, “Dollars” and “$” in this Agreement will be references to the lawful currency of the United States.

II. The Note.

A. Outstanding Principal Amount. Each Lender is making a Loan available to the Borrower through the Drawdown in a principal amount equal to each Lender Maximum Principal Amount for that Loan as detailed on Schedule A to the Note, and each Loan shall be subject to the terms and conditions of this Agreement. The principal amount outstanding under each Loan from time to time (the “Outstanding Principal Amount”) shall be maintained by the Borrower in writing and shall not exceed the applicable Lender Maximum Principal Amount for such Loan at any time.

B. Issuance and Delivery of the Note. Subject to all of the terms and conditions set forth herein, the Borrower agrees to issue and sell to each Lender, and each Lender agrees to purchase from the Borrower, such Lender’s interest in the Note. The Drawdown and the sale, purchase and delivery of the Note shall take place simultaneously and immediately following the execution of this Agreement (the “Closing”).

C. Delivery of Funds. The Lenders shall deliver the funds under the Loans to the Borrower as follows.

1. At the Closing, each applicable Lender shall deliver to the Borrower (the “Drawdown”) an amount equal to the Lender Maximum Principal Amount provided, that the Agent shall designate the Drawdown of one Lender to be provided net of the legal expenses incurred pursuant to Article II, Section H.

2. The Drawdown shall be recorded by the Borrower when paid and received by the Borrower. The Drawdown shall be delivered by each Lender in immediately available funds by wire transfer in accordance with the instructions set forth in Exhibit C hereto.

D. Repayment. The Borrower shall repay the Loans ratably to each Lender in accordance with each Lender’s Pro Rata Share as follows: (a) such amount as the Borrower may elect in writing to the applicable Lenders subject to a minimum aggregate repayment amount of

$100,000 at a date no later than January 15, 2025 (the “Initial Repayment”); and (b) the Second Payment Outstanding Principal Amount, plus interest thereon equal to twenty percent (20%) of the Second Payment Outstanding Principal Amount, upon the earliest to occur of: (i) the deSPAC Closing; (ii) a Merger Agreement Termination; and (iii) May 2, 2025 or any earlier date chosen by the Borrower. Each repayment of the Loan shall be recorded by Borrower at the time of such payment. If any portion of the Loan or interest thereon remains unpaid after the deSPAC Closing, then Borrower and Pubco agree to use their best efforts to pay that unpaid portion to the appropriate Lender.

If Borrower is three (3) Business Days or more late on any payment that is due hereunder, then additional interest at the rate of fifteen percent (15%) per annum shall be applied to the unpaid portion as a default interest rate. If the deSPAC Closing occurs, then such interest shall begin to accrue on the date of the required payment, and if the deSPAC Closing does not occur, then such interest shall begin to accrue on the later of the date of the required payment and May 2, 2025.

E. Payments and Computations. The Borrower shall make each payment owing hereunder not later than 5:00 P.M. (Eastern time), in Dollars, to the appropriate Lender at an account designated from time to time by that Lender in immediately available funds or by such other means as may be agreed between the Borrower and that Lender, without set-off or counterclaim. Payments by the Borrower after 5:00 P.M. (Eastern time) shall be deemed to be received on the next Business Day. Whenever any payment or performance hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

F. Status of Note. The Note is a secured, senior obligation of the Borrower and the Borrower, the Lenders and the Agent hereby acknowledge that it is a condition of the Loans being paid to the Borrower that the Share Charge be amended to secure the Loans.

G. Register. The Borrower shall maintain a register for the Note to reflect each of (i) Drawdown of a Loan and (ii) payment by Borrower pursuant to this Agreement, at the time such Drawdown, or payment is made from time to time. The register shall be available for inspection upon request by the Agent.

H. Legal Fees. The Borrower shall pay the Agent $10,000 for the reasonable attorney fees incurred prior to the date hereof by Agent in connection with this Agreement and the transactions contemplated hereunder, and that amount shall be offset against the amount that the Lender designated by the Agent pursuant to Article II, Section C transfers to the Borrower in the Drawdown pursuant to this Agreement and the Note. Any legal fees incurred by Agent related to

(i) an amendment or other documentation after the date of this Agreement related to a Loan Document that is requested by Borrower; or (ii) the enforcement by Agent of any term of this Agreement, shall be paid by Borrower.

I. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent and each Lender, and each of their affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the Borrower of its obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the Borrower; provided, that the Borrower will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Lender’s breach of this Agreement or from the Lender’s bad faith, willful misconduct or gross negligence or fraud. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), the Borrower will reimburse any Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Borrower. The provisions of this paragraph shall survive the termination of this Agreement.

III. Share issuance.

A. deSPAC.

1. Immediately prior to the deSPAC Closing the Borrower shall transfer to the Lenders an aggregate amount of Borrower Shares equal to the Pubco Share Amount (the “Transferred Borrower Shares”) that will be automatically exchanged for Pubco Shares in the deSPAC Transaction pursuant to the Merger Agreement (such Pubco Shares, the “Pubco Conversion Shares”), which such exchange shall occur without any further action taken by the Lenders. The Transferred Borrower Shares shall be transferred to each Lender in amounts equal to each Lender’s Pro Rata Share multiplied by the total number of Transferred Borrower Shares. For the avoidance of doubt, the transfer of the Transferred Borrower Shares to the Lenders shall not relieve the Borrower of its obligation to repay the full amount of the Loans to the Lenders. The Borrower and Pubco acknowledge and agree that time is of the essence for the transfer of the Transferred Borrower Shares to the Lenders and that such transfer must occur in a timely manner that facilitates the exchange of the Transferred Borrower Shares for the Pubco Conversion Shares in accordance with the Merger Agreement.

2. Borrower and Pubco agree to use best efforts to cause the issuance of the Pubco Conversion Shares to the Lenders to be registered pursuant to the Registration Statement such that the Pubco Conversion Shares will be Freely Tradeable. Such efforts shall include, if necessary, and not be limited to, (i) efforts to satisfy any comments from the U.S. Securities and Exchange Commission (“SEC”); (ii) changing the structure (but not the economic substance) of this Agreement and the Note in a manner acceptable to the Agent, the Borrower and the SEC; and (iii) the applicable parties entering into a Non- Redemption Agreement that is reasonably acceptable to the Lenders whereby the Lenders shall be issued or transferred Pubco Conversion Shares that are Freely Tradeable.

3. In the event of a deSPAC Closing, Pubco shall deliver the Pubco Conversion Shares to the Lenders in book entry form either (a) if the issuance of the Pubco Conversion Shares have been registered on the Registration Statement, through the system of the Depository Trust Company to the account specified by each Lender or (b) if the and issuance is not so registered, to accounts maintained at the transfer agent for the Pubco Shares.

B. Termination Issuance.

1. In the event the Merger Agreement is terminated prior to the consummation of the deSPAC Transaction (a “Merger Agreement Termination”), upon (and only upon) the occurrence of a Triggering Event the Borrower shall issue to the Lenders a number of Borrower Shares equal to, in the aggregate, 0.7% of the fully diluted total number of equity securities of the Borrower issued and outstanding on the date of the Triggering Event (a “Termination Issuance”). In the event of a Termination Issuance, each Lender shall receive a number of Borrower Shares equal to such Lender’s Pro Rata Share of the aggregate number of Borrower Shares to be issued at the Termination Issuance. For the avoidance of doubt, the occurrence of a Termination Issuance in respect of a Loan shall not relieve the Borrower of its obligation to repay the full amount to the Lender for that Loan and the Termination Fee.

2. In the event of a Termination Issuance, the Borrower shall issue the Borrower Shares in the name of each Lender in book entry form on the books and records of the Borrower and shall deliver to each Lender a notice confirming the issuance of those shares in the name of the Lender within ten Business Days of the Termination Issuance.

3. During the period between the date of a Merger Agreement Termination and a Termination Issuance, the Borrower shall furnish to the Agent, which the Agent may distribute to the Lenders: (a) annual unaudited financial statements for each fiscal year of the Borrower, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (b) quarterly unaudited financial statements for each fiscal quarter of the Borrower (except the last quarter of the Borrower’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with international financial reporting standards (IFRS), subject to changes resulting from normal year-end audit adjustments. If the Borrower has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

C. Issuance of Shares. When issued by Pubco or the Borrower, the relevant shares will be duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens (other than and any Liens incurred by a Lender).

IV. Representations, Warranties and Covenants of the Borrower.

A. Warranties. The Borrower represents and warrants to the Agent that as of the date hereof:

1. The Borrower is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority under its organizational documents to own and operate its properties and assets and to transact the business in which it is now engaged. The Borrower has the power and authority to execute and deliver this Agreement and the Note and to carry out its obligations hereunder and thereunder.

2. The execution, delivery and performance of this Agreement and the Note and the consummation of the transactions contemplated hereunder and thereunder (a) have been duly authorized by all necessary organizational action required to be obtained by the Borrower and (b) do not violate any provision of (A) law, statute, rule or regulation or any applicable order of any court or any rule, regulation or order of any Governmental Authority; (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower; or (C) any contractual obligation of Borrower or its Subsidiaries.

3. This Agreement is a legally binding obligation of the Borrower that is enforceable in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4. There is no action, suit, proceeding or governmental investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries or any of their respective property or assets, which would have a Material Adverse Effect.

5. All consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Agreement have been granted.

6. The Borrower does not have any outstanding Indebtedness, other than (i) Indebtedness owing to Related Parties of the Borrower; and (ii) Indebtedness incurred by the Borrower pursuant to that certain Loan and Share Issuance Agreement effective as of October 31, 2024 among the Borrower, Pubco, the Agent and the lenders thereto. The Borrower does not have any Indebtedness that is secured by a Lien.

B. Borrower Covenants. The Borrower covenants and agrees with the Agent that prior to the payment in full of the Loans owing under this Agreement:

1. The Borrower shall as soon as reasonably practicable, and in any event within three Business Days after an officer or director obtains knowledge of the occurrence thereof, notify the Agent in writing of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time or otherwise, might constitute an Event of Default and at the same time inform the Agent of any action taken or proposed to be taken by the Borrower in connection therewith.

2. The Borrower shall, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to, comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it, except (i) where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3. The Borrower shall pay and discharge, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all governmental claims, taxes, assessments, charges, and levies, except where contested in good faith, by proper proceedings and with respect to which adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with customarily applicable accounting standards.

4. The Borrower shall timely pay and discharge, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to timely pay and discharge, all before the same shall become delinquent, all payments, debts, obligations and other liabilities owed by the Borrower or the applicable Subsidiary to any third party creditor or vendor, except to the extent that the failure to timely pay and discharge would not reasonably be expected to have a Material Adverse Effect.

5. The Borrower shall, and shall, to the extent of its Borrower Power, cause each of the Borrower’s Subsidiaries to, preserve and maintain its corporate existence and, except to the extent that the failure to preserve such rights and franchises would not reasonably be expected to have a Material Adverse Effect. The Borrower may cause a Subsidiary to dissolve or be liquidated under applicable law so long as the assets of such Subsidiary become the assets of the Borrower or another Subsidiary of the Borrower.

6. The Borrower shall not, and shall, to the extent of its Borrower Power, cause each of the Borrower’s Subsidiaries to not, incur, create, assume, or otherwise become liable for any Indebtedness, directly, contingently or otherwise (including the guarantee or endorsement of Indebtedness, liability or obligations of any other Person), other than (i) project or asset financing by any of the Borrower’s Subsidiaries which is customary for the relevant Borrower’s Subsidiaries’ business, (ii) Indebtedness incurred in connection with a PIPE Investment (as defined in the Merger Agreement), (iii) any Indebtedness which ranks lower than the Loans, or (iv) up to a maximum of $10,000,000, any Indebtedness required for the ordinary course of business or considered reasonably necessary to effect the transactions which are the subject of the Merger Agreement; provided, that if, (x) the Borrower incurs Indebtedness in excess of $10,000,000 pursuant to subection IV.B.6, then at the time of such incurrence the Borrower shall fully repay the outstanding balance and accrued interest on the Loans; and (y) after the deSPAC Closing, any portion of a Loan remains unpaid at the time Borrower or Pubco receive funds from any kind of financing transaction or capital raising event, Borrower and Pubco agree to use such funds to pay that unpaid portion to the applicable Lender(s).

C. Termination of the Merger Agreement. In the event of a Merger Agreement Termination, the Borrower shall, in addition to any repayment set forth in Article II, Section D, within 30 days after the Termination Date, pay to each Lender the Termination Fee.

D. Public Disclosure. The Borrower and Pubco shall not, and shall cause their representatives and Subsidiaries to not, disclose to the Agent or to any Lender any material non- public information concerning the Borrower (and following the deSPAC Closing, Pubco), its business or the deSPAC Transaction, such that neither the Agent nor any Lender shall be in possession of any such material non-public information.

E. Borrower and Pubco Covenant. The Borrower and Pubco hereby agree and covenant that Pubco shall reserve adequate Pubco Shares that are Freely Tradeable in order to facilitate the exchange of the Transferred Borrower Shares for the Pubco Conversion Shares as described in Article III, Section A such that the Pubco Conversion Shares received by the Lenders are Freely Tradeable.

F. Agent Consent. The Agent, a holder of a security interest in the shares of the Borrower pursuant to the Share Charges hereby grants its consent to the Merger Agreement and agrees to take all such action necessary to release the Share Charges prior to the effectiveness of the Merger Agreement. For the avoidance of doubt, the consent granted by the Agent pursuant to this paragraph E shall satisfy any requirement under section 233(8) of the Companies Act (2023 Revision) of the Cayman Islands in relation to the requirement for consent of each holder of a security interest of a constituent company in a proposed merger or consolidation.

V. Representations and Warranties of the Lenders.

Each Lender represents and warrants to the Borrower and Pubco that as of the date hereof:

A. Such Lender is a highly sophisticated, institutional investor capable of evaluating independently the merits, risks and suitability of investing in the Note and Pubco Conversion Shares (including, without limitation, the tax consequences thereof). Such Lender has the ability to bear the economic risk of an investment in the Note and Pubco Conversion Shares and is able to sustain a complete loss of that investment.

B. Such Lender is an Accredited Investor as defined in Rule 501(a) under the Securities Act.

C. Such Lender is not purchasing its portion of the Note or the Pubco Conversion Shares with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

D. Such Lender became aware of the Loan and Pubco Conversion Shares solely by direct contact between itself and the Borrower or between itself and one or more agents acting on behalf of the Borrower, with whom it had a pre-existing business relationship. Such Lender did not become aware of the Loan or the Pubco Conversion Shares by any other means, including by any form of general advertising or general solicitation.

VI. Events of Default.

A. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default:

1. The Borrower or Pubco defaults in (i) the payment of or any payment hereunder when the same becomes due and payable or (ii) defaults in the issuance of shares to a Lender when the same becomes due under the Loan Documents, upon declaration or otherwise, and such default continues uncured for a period of three Business Days.

2. The Borrower or Pubco shall fail to perform or observe any term, covenant or agreement (other than the payments described in Article VI, SectionA.1 hereof) contained in this Agreement or in any other Loan Document and such failure continues for a period of five (5) Business Days after receipt by the Borrower of a Notice of Default (as defined in this Clause 2), provided that, a default under this Clause 2 is not an Event of Default until the Agent notifies the Borrower in writing of the default and the Borrower or Puco, as applicable, does not cure such default (and such default is not waived) within the time periods specified in this Clause 2, after actual receipt of such notice (a “Notice of Default”), which must reasonably identify the default, demand that it be remedied and state that such notice is a Notice of Default.

3. Any representation or warranty made by the Borrower shall be incorrect in any material respect when made or deemed made, and, in the case of the representations and warranties contained in Article IV, Sections A.1., A.2., and A.3 hereof, become materially incorrect after the date hereof; provided, that, if such lack of correctness is capable of being corrected, remedied or cured, the Borrower shall have a period of seven Business Days within which to correct, remedy or cure such lack of correctness; provided further that, such seven Business Day period shall commence upon the earlier of (i) the date upon which written notice from the Agent of such incorrect representation or warranty is received by the Borrower or (ii) the date upon which an executive officer or director of the Borrower has obtained knowledge of such incorrectness.

4. Pursuant to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that is applicable to the Borrower or any Subsidiary, (a) any proceedings involving the Borrower or any Subsidiary are commenced by or against the Borrower or the applicable Subsidiary, or (b) a trustee of any substantial part of the assets of the Borrower or any Subsidiary is applied for or appointed, and the Borrower or the applicable Subsidiary by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within 60 days after the entry of such order or such appointment, such order or appointment is not vacated, discharged or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

B. Remedies. Upon the occurrence of an Event of Default hereunder, the Agent may, at its option, acting on behalf of the Lenders, (i) by written notice to the Borrower, without presentment, demand, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Borrower), declare the entire unpaid principal balance of the applicable Loan or Loans to be immediately due and payable, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Borrower, on behalf of the Lender(s), all sums due under the applicable Loan(s). No Event of Default may be waived or shall be deemed to have been waived, except by a written notice delivered by the Agent to the Borrower, and any such waiver shall be applicable only to the specific Events of Default expressly identified in such notice and shall not be deemed to apply to any other or subsequent Event of Default. The Borrower shall pay all reasonable costs and expenses incurred by or on behalf of the Agent in connection with the Agent’s exercise of any or all of its rights and remedies under this Agreement and the Note, including, without limitation, all reasonable expenses of collecting and enforcing this Agreement and the Note, including, without limitation, reasonable expenses and fees of legal counsel and court costs.

VII. Miscellaneous.

A. Amendments, Waivers, Etc. No waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by each party against whom enforcement thereof would be sought, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement and any Loan Document may only be amended by execution of a written instrument by both the Borrower and the Agent.

B. Notices, Etc. Any notice, request, instruction or other document to be given under any section of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or electronic mail, the next day if by express mail or three days after being sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following addresses (or at such other address as shall be specified by like notice provided that such notice shall be effective only after receipt thereof):

If to the Agent or any Lender:

RLH SPAC Fund, LP

C/O RLH Capital, LLC

119 Hicks Lane

Great Neck, NY 11024

Attn: Louis Camhi

Email: louis@rlhcap.com

with a copy (which shall not constitute notice) to:

Mintz & Gold LLP

600 Third Avenue, 25th Floor

New York, NY 10006

Attn.: Amit Sondhi

Email: sondhi@mintzandgold.com

If to the Borrower:

GreenRock Corp

25 Bedford Square

London, England, WC1B 3HH

Attn: Per Regnarsson

Email: per.regnarsson@grrck.com

with a copy (which shall not constitute notice) to:

Joseph O’Sullivan

Email: joseph.osullivan@grrck.com

If to Pubco:

ClimateRock Holdings Limited

25 Bedford Square

London, England, WC1B 3HH

Attn: Abhishek Bawa

Email: ab@climate-rock.com

with a copy (which shall not constitute notice) to:

ArentFox Schiff LLP

1717 K Street NW

Washington, D.C. 20006

Attention: Ralph De Martino, Esq.

Tel: (202) 724-6848

Email: ralph.demartino@afslaw.com

provided, that notices and communications to the Lender pursuant to Article II or VIII shall not be effective until received by the Lender.

C. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

D. Governing Law and Jurisdiction. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the state of Delaware without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of Delaware. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for the District of Delaware, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all such claims shall be heard and determined in such a Delaware state or federal court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Article VIII, Section B hereof or in such other manner as may be permitted by Delaware law, will be valid and sufficient service thereof.

E. Execution in Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

F. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the Parties, and supersedes all prior oral or written agreements and understandings, relating to the subject matter hereof.

G. Transfers; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors, except that Borrower, Agent and each Lender shall not have the right to assign their respective rights hereunder or any interest herein without the prior written approval of the Agent (with respect to assignments by the Borrower) or the Borrower (with respect to assignments by the Agent or any Lender).

H. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

I. Specific Enforcement. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement or the Note by either party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement or the Note were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and the Note and to seek to enforce specifically the terms and provisions hereof and thereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement or the Note, at law or in equity.

J. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

K. Interest Rate Limitation. If the interest rate (or the deemed interest rate) payable under the Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

L. Appointment of Agent. Each Lender irrevocably appoints, authorizes and assigns all of its rights and obligations under this Agreement to Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof. Each Lender covenants and agrees that Agent may administer the Loans and may take or refrain from taking any action in its sole discretion; provided, that neither Agent nor any of its directors, officers, employees or agents shall be liable for any such action taken or omitted to be taken by it or them under this Agreement or in connection herewith, except for its or their own gross negligence or willful misconduct.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement.

AGENT:

RLH SPAC FUND, LP

By:	/s/ Louis Camhi
	Name:	Louis Camhi
	Title:	CIO

BORROWER:

GREENROCK CORP

By:	/s/ Per Regnarsson
	Name:	Per Regnarsson
	Title:	CEO & Director

PUBCO:

CLIMATEROCK HOLDINGS LIMITED

By:	/s/ Per Regnarsson
	Name:	Per Regnarsson
	Title:	CEO & Director

Lender:

RLH SERIES FUND, LP – SPECIAL OPPORTUNITIES I SERIES

By:	/s/ Louis Camhi
	Name:	Louis Camhi
	Title:	CIO

Lender:

SANDIA INVESTMENT MANAGEMENT LP,
acting as investment manager on behalf of investors listed below: Diametric True Alpha Enhanced Market Neutral Master Fund LP Diametric True Alpha Market Neutral Master Fund LP

By:	/s/ Thomas J. Cagna
	Name:	Thomas J. Cagna
	Title:	COO, CFO and CCO

EXHIBIT A

FORM OF NOTE

November 27, 2024

For value received, GreenRock Corp, a Cayman Islands exempted company (the “Borrower”), hereby promises to pay each of the lenders (each, a “Lender”) the applicable Lender Maximum Principal Amount set forth on Schedule A hereto, as supplemented and amended from time to time (the “Outstanding Principal Amount”), not to exceed the applicable Lender Maximum Principal Amount (and not to exceed $500,000 in the aggregate), payable at such times, and in such amounts, as are specified in the Loan Agreement (as defined below).

The principal is payable in lawful money of the United States to each Lender, at such bank as such Lender may designate from time to time in immediately available funds.

This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement, dated November 27, 2024 (said Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”), between the Borrower, Pubco and the Agent, as agent acting on behalf of the Lenders, and the other Loan Documents referred to therein and entered into pursuant thereto. The Loan Agreement, among other things, (i) provides for this Note of the Borrower and (ii) contains provisions for the drawdown of the Outstanding Principal Amount and the repayment thereof. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement. In the event of any conflict between this Note and the Loan Agreement, the Loan Agreement shall govern.

The Borrower shall draw down the Lender Maximum Principal Amounts and pay the Loans pursuant to the terms of the Loan Agreement as follows.

(i)	At the Closing, each applicable Lender shall deliver to the Borrower (the “Drawdown”) an amount equal to the Maximum Principal Amount set forth for such Lender on Schedule A to this Note; provided, that the Agent shall designate the Drawdown of one Lender to be provided net of the legal expenses incurred pursuant to Article II, Section H.

(ii)	The Borrower shall repay the Loans ratably to each Lender in accordance with each Lender’s Pro Rata Share as follows: (a) such amount as the Borrower may elect in writing to the applicable Lenders subject to a minimum aggregate repayment amount of $100,000 at a date no later than 15 January 2025; and (b) the Second Payment Outstanding Principal Amount, plus interest thereon equal to twenty percent (20%) of the Second Payment Outstanding Principal Amount, upon the earliest to occur of: (i) the deSPAC Closing; (ii) a Merger Agreement Termination; and (iii) May 2, 2025 or any earlier date chosen by the Borrower.

The Lender hereby authorizes Borrower to record any (i) Drawdown of the Loan, and (ii) payment(s) of the Loans by Borrower pursuant to the Loan Agreement, at the time such Drawdown or payment is made. No failure to make any such record, nor any errors in making any such records, shall affect the validity of the Borrower’s obligation to pay the Loans in accordance with the terms of the Loan Agreement.

This Note is non-negotiable. This Note is conditioned as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives (to the extent permitted by applicable law) diligence, presentment, demand, protest and all other notices of any kind, demand, dishonor and non-payment of this Note.

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the state of Delaware without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

GREENROCK CORP

By:	/s/ Per Regnarsson
	Name:	Per Regnarsson
	Title:	CEO & Director

SCHEDULE A

Investor	Lender Maximum Principal Amount
RLH Series Fund, LP – Special Opportunities I Series, LP	$250,000
Diametric True Alpha Enhanced Market Neutral Master Fund LP	$212,500
Diametric True Alpha Market Neutral Master Fund LP	$37,500
Total	$500,000

EXHIBIT B

Illustration of the calculation of the Pubco Share Amount

Example #1

Initial Repayment	Second Payment Outstanding Principal Amount	Interest Payment Amount	Pubco Share Amount
$100,000	$400,000	$80,000	320,000

Example #2

Initial Repayment	Second Payment Outstanding Principal Amount	Interest Payment Amount	Pubco Share Amount
$250,000	$250,000	$50,000	275,000

EXHIBIT C

Borrower Wire Instructions

See attached